Exhibit 99.1

Not for release, publication or distribution, in whole or in part, in, into or from Canada, Australia or Japan or any other Restricted Jurisdiction if to do so would constitute a violation of the relevant laws of such other Restricted Jurisdiction.

2 April 2008

Recommended Cash Offer

on behalf of

Argo Group International Holdings, Ltd.

for

Heritage Underwriting Agency plc

Summary

•

The Boards of Argo Group International Holdings, Ltd. (Nasdaq GS: AGII) (“Argo”) and Heritage Underwriting Agency plc (“Heritage”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer under which Argo Acquisition, Limited (a wholly owned subsidiary of Argo) will acquire the entire issued and to be issued ordinary share capital of Heritage.

•	Under the terms of the Offer, Heritage Shareholders will receive, for each Heritage Share held, 154 pence in cash (on an ex-dividend basis).

•

In addition, Heritage Shareholders on the register at the close of business on 28 March 2008 will remain entitled to receive the Final Dividend of 6.0 pence per Heritage Share announced on 11 March 2008.

•

The Offer values the entire issued and to be issued ordinary share capital of Heritage at approximately £136 million (on an ex-dividend basis) and approximately £141 million (on a cum dividend basis), assuming the exercise of all outstanding options and the Heritage Warrants.

•	The Offer Price, together with the value of the Final Dividend to be retained by Heritage Shareholders, represents:

•

a premium of approximately 46 per cent. to the Closing Price of 109.5 pence per Heritage Share on 4 December 2007, the last business day prior to Heritage confirming that it had received an approach regarding a possible offer for Heritage;

•	a premium of approximately 38 per cent. to the average Closing Price of 116 pence per Heritage Share over the last 30 days prior to 4 December 2007.

•

The Offer Price represents a premium of approximately 15 per cent. to Heritage’s Closing Price of 133.5 pence per Heritage Share (on an ex-dividend basis) as at 1 April 2008, the last business day prior to this Announcement.

•	The combination of Argo and Heritage will create a broader underwriting platform, with increased market presence, as well as an extended geographic capability and distribution network.

•

The Heritage Board, which has been so advised by KBC Peel Hunt and Hines Associates, consider the terms of the Offer to be fair and reasonable. In providing advice to the Heritage Board, KBC Peel Hunt and Hines Associates have taken into account the commercial assessments of the Heritage Directors.

•	The Heritage Directors intend unanimously to recommend the Offer.

•

The Heritage Directors have irrevocably undertaken to accept the Offer in respect of their existing beneficial holdings of issued Heritage Shares which amount, in aggregate, to 2,578,627 Heritage Shares, representing approximately 3.3 per cent. of Heritage’s existing issued share capital, and in respect of their options to acquire Heritage Shares. In addition, if so directed by Argo Acquisition, the Heritage Directors have agreed to transfer the Heritage Shares subject to such undertakings to Argo Acquisition or as Argo Acquisition may direct at the Offer Price. These irrevocable undertakings will continue to be binding if any higher competing offer is made for Heritage.

•

In addition, Argo has received irrevocable undertakings from the Hays Investors, HCC and certain other Heritage Shareholders to accept the Offer in respect of a total of 47,168,255 Heritage Shares representing, in aggregate, approximately 60.7 per cent. of Heritage’s existing issued share capital. These irrevocable undertakings will cease to be binding if, amongst other things, a Competing Offer is made which values the Heritage Shares at a price per share being at least 10 per cent. higher than 160 pence (being an amount equal to the aggregate of the Offer Price plus the Final Dividend) as at the date on which such third party offer is announced.

•

Argo has therefore received irrevocable undertakings to accept the Offer in respect of 49,746,882 Heritage Shares representing, in aggregate, approximately 64.0 per cent. of Heritage’s existing issued share capital.

Mark E. Watson III, President and Chief Executive Officer of Argo Group International Holdings, Ltd said:

“Coming just eight months after our merger with PXRE Group, Ltd, our acquisition of Heritage is another important milestone towards becoming a leading international specialty underwriter. Heritage is a successful quoted Lloyd’s insurer with a core team of underwriters who have a track record of profitable underwriting results across the underwriting cycle. Heritage’s mix of property and liability business, and access to the Lloyd’s market, make it a complementary addition to our Bermuda and US books of business. We expect the acquisition to enhance Argo’s 2008 earnings per share by approximately 15 per cent. and to increase return on equity by 1.2 to 1.5 percentage points, on an annualised basis. We look forward to serving Heritage’s customers and partners within the Lloyd’s market, and to introducing new business from the extensive Argo Group distribution network. We are also extremely pleased to welcome the Heritage employees to the Argo team.”

John Kavanaugh, Chairman of Heritage Underwriting Agency plc, said:

“In recent years, Heritage has developed a successful and profitable underwriting business. The Heritage Board is confident that the business will continue to thrive under the ownership of Argo, as part of a diversified group with significant US and international platforms and access to capital.

Since our admission to AIM in August 2006, our shareholders have enjoyed a significant return on their investment.

Argo’s offer presents an exciting opportunity for the employees of Heritage to play an important role in the development of a London-based platform for the new enlarged group.”

About Argo

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (Nasdaq GS: AGII) is an international underwriter of specialty insurance and reinsurance products in niche areas of the property and casualty market. The Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets and International Specialty. Information on Argo and its subsidiaries is available at www.argolimited.com. Argo is the combined international holding company resulting from the merger of Argonaut Group, Inc. and PXRE Group, Ltd. on 7 August 2007.

This summary should be read in conjunction with, and subject to, the full text of the Announcement and the appendices. Appendix I sets out the conditions to and certain further terms of the Offer, to which the Offer will be subject. Appendix II contains source notes relating to certain information contained in this summary announcement and the Announcement. Appendix III contains details of the irrevocable undertakings to accept the Offer received by Argo. Appendix IV contains definitions of certain terms used in this summary announcement and the Announcement.

Argo Group will hold a conference call for analysts and investors on Wednesday, 2 April 2008 at 1.00 pm (London time). The details of the call are as follows:

Dial in numbers:

Toll free dial in number from the US:	+1 (866) 203 2528
Participant passcode:	67316218

Dial in from non-US markets:	+1 (617) 213 8847
Participant passcode:	67316218

Enquiries:

Argo Group International Holdings, Ltd Mark E. Watson III, President & Chief Executive Officer Michael Russell – Investor Relations	+1 441 296 5858

HSBC (Financial Adviser to Argo) Anthony Bernbaum Oliver Smith	+44 (0) 20 7991 8888

Edelman (Financial PR advisers to Argo) Jennifer McClellan	+1 212 704 4567

Heritage Underwriting Agency plc Richard Pexton, Chief Executive Officer	+44 (0) 20 7712 7600

KBC Peel Hunt (Joint Financial Advisers to Heritage) James Britton Guy Wiehahn	+44 (0) 20 7418 8900

Hines Associates (Joint Financial Advisers to Heritage) Peter Smart Richard Hines	+44 (0) 20 7590 3077

Haggie Financial (Financial PR advisers to Heritage) David Haggie Zoe Pocock	+44 (0) 20 7417 8989

Terms used in this summary announcement shall have the meaning given to them in the Announcement.

HSBC, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Argo and Argo Acquisition and no one else in connection with the Offer and will not be responsible to anyone other than Argo and Argo Acquisition for providing the protections afforded to its customers or for providing advice in relation to the Offer or in relation to the contents of the Announcement or any transaction or arrangement referred to herein.

KBC Peel Hunt and Hines Associates, which are authorised and regulated in the United Kingdom by the Financial Services Authority, are acting exclusively for Heritage and no one else in connection with the Offer and will not be responsible to anyone other than Heritage for providing the protections afforded to its customers or for providing advice in relation to the Offer or in relation to the contents of the Announcement or any transaction or arrangement referred to herein.

The Announcement is not intended to and does not constitute, or form any part of, an offer or an invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer will be made solely through the Offer Document and, in the case of certificated Heritage Shares, the Form of Acceptance, which, when issued, will together contain the full terms and conditions of the Offer, including details of how to accept the Offer. Any acceptance or other response to the Offer should be made only on the basis of the information contained in the Offer Document and, in the case of certificated Heritage Shares, the Form of Acceptance.

The Argo Directors and the directors of Argo Acquisition accept responsibility for the information contained in the Announcement, other than that relating to the recommendation of the Offer by the Heritage Directors including their associated views, opinions and recommendations and the information relating to the Heritage Group, the Heritage Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Argo Directors and the directors of Argo Acquisition (who have taken all reasonable care to ensure this is the case), the information contained in the Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Heritage Directors accept responsibility for the information contained in the Announcement relating to the recommendation of the Offer by the Heritage Directors, including their associated views, opinions and recommendations, and the information relating to the Heritage Group, the Heritage Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Heritage Directors (who have taken all reasonable care to ensure this is the case), the information contained in the Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The laws of relevant jurisdictions may affect the availability of the Offer to persons who are not citizens, residents or nationals of the United Kingdom. Persons who are not resident in the United Kingdom, or who are citizens, residents or nationals of a jurisdiction outside the United Kingdom, or who are otherwise subject to the laws of any jurisdiction other than the United Kingdom, or who are a nominee of, or custodian or trustee for, any citizen, resident or national of any country other than the United Kingdom (in each case, an “overseas person”), should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any such overseas person to satisfy itself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required and the compliance with other necessary formalities. Any overseas person will be responsible for the payment of any issue, transfer or other taxes or duties due in that jurisdiction of whomsoever payable and Argo, Argo Acquisition and HSBC and any person acting on their behalf shall be fully indemnified and held harmless by such person for any such issue, transfer or other taxes as such person may be required to pay. If you are an overseas person and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction. Any failure to comply with the laws and regulatory requirements of the relevant jurisdiction may constitute a violation of the securities laws of any such jurisdiction.

The release, publication or distribution of the Announcement in jurisdictions other than the UK and the availability of the Offer to Heritage Shareholders who are not resident in the UK may be restricted by law and /or regulation and therefore any persons who are subject to the laws and regulations of any jurisdiction other than the UK or Heritage shareholders who are not resident in the UK should inform themselves about, and observe, any applicable requirements.

The Announcement is not an offer for securities for sale or purchase in any jurisdiction. Unless otherwise determined by Argo or required by the City Code and permitted by applicable law and regulation, the Offer is not being, and will not be made, directly or indirectly, in or into Canada, Australia, Japan or any other Restricted Jurisdiction, and the Offer may not be capable of acceptance from or within Canada, Australia, Japan or any other Restricted Jurisdiction. Accordingly, unless otherwise determined by Argo or required by the City Code and permitted by applicable law and regulation, copies of the Announcement and any other documents related to the Offer are not being, and must not be, indirectly or directly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from Canada, Australia, Japan or any other Restricted Jurisdiction. All persons receiving the Announcement (including, without limitation, custodians, nominees and trustees) should observe these restrictions and any applicable legal or regulatory requirements of their jurisdiction and must not mail or otherwise forward, send or distribute the Announcement in, into or from Canada, Australia, Japan or any other Restricted Jurisdiction. Any person (including without limitation, any custodian, nominee or trustee) who would, or otherwise intends to, or may have a contractual or legal obligation to, forward the Announcement and/or the Offer Document and/or the Form of Acceptance and/or other related document to any jurisdiction outside the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of such jurisdiction.

The Offer Document will be available for public inspection and will also be posted on the websites of Argo and Heritage. It is expected that the Offer Document will be posted to Heritage Shareholders as soon as practical and, in any event, within 28 days of the Announcement (or such longer period as the Panel may agree).

The Offer will be for the securities of a corporation organised under the laws of England and will be subject to the procedure and disclosure requirements of England.

Notice to US holders of Heritage Shares:

The Offer will be made in the United States pursuant to an exemption provided by Rule 14d-1(d) from compliance with certain US tender offer rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer will be subject to UK disclosure requirements, which are different from those of the United States. The financial information relating to Heritage included in the Announcement has been prepared in accordance with International Financial Reporting Standards (as adopted by the European Union) and thus may not be comparable to financial information for US companies or companies whose financial statements are prepared in accordance with United States generally accepted accounting principles. The Offer will be made in the United States pursuant to an exemption from the US tender offer rules and is otherwise being made in accordance with the requirements of the City Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those applicable under US domestic tender offer procedures and law.

The receipt of cash pursuant to the Offer by a US holder of Heritage Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of Heritage Shares is urged to consult its independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

It may be difficult for US holders of Heritage Shares to enforce their rights and any claim arising out of the US federal securities laws, since Argo, Argo Acquisition and Heritage are located in a non-US country, and some or all of their officers and directors may be residents of a non-US country. US holders of Heritage Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the Exchange Act, Argo, Argo Acquisition or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Heritage Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In addition, affiliates of HSBC are connected exempt market makers and/or connected exempt principal dealers, as such terms are used in the Code, and may from time to time make certain purchases of, or arrangements to purchase, Heritage Shares other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. Such purchases or arrangements to purchase Heritage Shares must comply with English law, the City Code and other applicable law. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website, www.londonstockexchange.com.

The Announcement may contain certain statements that are “forward-looking statements” within the meaning of US federal securities laws concerning the Offer, the Argo Group and the Heritage Group. Generally, the words “will”, “may”, “should”, “could”, “would”, “can”, “continue”, “opportunity”, “believes”, “expects”, “intends”, “anticipates”, “estimates” or similar expressions identify forward-looking statements. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and completion of the Offer in particular, and also may materially differ from actual future experience involving any one or more of such statements. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Argo Group or the Heritage Group that the Argo Group’s or the Heritage’s Group’s objectives will be achieved. Argo and Heritage assume no obligation and do not intend publicly to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required pursuant to applicable law.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of Heritage, all “dealings” in any “relevant securities” of Heritage (including by means of an option in respect of, or a “derivative” referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “Offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Heritage, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Heritage by Argo or Heritage or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Not for release, publication or distribution, in whole or in part, in, into or from Canada, Australia or Japan or any other Restricted Jurisdiction if to do so would constitute a violation of the relevant laws of such other Restricted Jurisdiction

2 April 2008

Recommended Cash Offer

on behalf of

Argo Group International Holdings, Ltd

for

Heritage Underwriting Agency plc

1.	Introduction

The Board of Argo Group International Holdings, Ltd (“Argo”) and Heritage Underwriting Agency plc (“Heritage”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer under which Argo Acquisition, Limited (a wholly owned subsidiary of Argo) will acquire the entire issued and to be issued ordinary share capital of Heritage.

2.	Summary of the Offer

Under the Offer (which will be subject to the terms and conditions set out below and in Appendix I to the Announcement and to the full terms and conditions to be set out in the Offer Document and, in the case of Heritage Shares held in certificated form, the Form of Acceptance) Heritage Shareholders will receive:

for each Heritage Share	154 pence in cash.

In addition, Heritage Shareholders on the register at the close of business on 28 March 2008 will remain entitled to receive the Final Dividend of 6.0 pence per Heritage Share announced on 11 March 2008.

The Offer values Heritage’s entire issued and to be issued ordinary share capital at approximately £136 million (on an ex-dividend basis), and approximately £141 million (on a cum dividend basis) assuming the exercise of all outstanding options and the Heritage Warrants.

The Offer Price, together with the value of the Final Dividend to be retained by Heritage Shareholders, represents:

•

a premium of approximately 46 per cent. to the Closing Price of 109.5 pence per Heritage Share on 4 December 2007, the last business day prior to Heritage confirming that it had received an approach regarding a possible offer for Heritage;

•	a premium of approximately 38 per cent. to the average Closing Price of 116 pence per Heritage Share over the last 30 days prior to 4 December 2007.

The Offer Price represents a premium of approximately 15 per cent. to Heritage’s Closing Price of 133.5 pence per Heritage Share (on an ex-dividend basis) as at 1 April 2008, the last business day prior to this Announcement.

Heritage Shares will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever together with all rights attaching thereto, including without limitation voting rights and the right to receive and retain all dividends (other than the Final Dividend) and other distributions (if any) announced, declared, made or paid hereafter.

3.	Recommendation

The Heritage Board believes that Heritage has developed considerably since its admission to AIM in August 2006. Management processes have been streamlined, its two main Syndicates merged and its underwriting profile increasingly diversified by class and geography. A number of high quality teams have been recruited and capacity has expanded at the same time as Heritage’s percentage ownership of this capacity has increased. However, the Heritage Board believes that, in current market conditions, it is attractive for Heritage Shareholders to have the opportunity to realise cash for their investment in Heritage at a premium both to the prevailing market price and to the market price prior to 4 December 2007, the last business day prior to Heritage confirming that it had received an approach regarding a possible offer for Heritage.

The Heritage Board, which has been so advised by KBC Peel Hunt and Hines Associates, consider the terms of the Offer to be fair and reasonable. In providing advice to the Heritage Board, KBC Peel Hunt and Hines Associates have taken into account the commercial assessments of the Heritage Directors.

Accordingly, the Heritage Directors intend unanimously to recommend that Heritage Shareholders accept the Offer as the Heritage Directors have irrevocably undertaken to do in respect of their own existing beneficial holdings of issued Heritage Shares which amount, in aggregate, to 2,578,627 Heritage Shares representing approximately 3.3 per cent. of the existing issued share capital of Heritage and in respect of their options to acquire Heritage Shares. These undertakings will continue to be binding if any higher competing offer is made for Heritage.

4.	Irrevocable undertakings

Argo has received the following irrevocable undertakings to accept the Offer in respect of a total of 49,746,882 issued Heritage Shares, representing, in aggregate, approximately 64.0 per cent. of Heritage’s existing issued share capital:

(a)

the Heritage Directors have irrevocably undertaken to accept the Offer in respect of their entire existing beneficial holdings of issued Heritage Shares which amount to in aggregate 2,578,627 Heritage Shares, representing approximately 3.3 per cent. of the existing issued share capital of Heritage. The Heritage Directors have also given irrevocable undertakings to accept the Offer in respect of any new Heritage Shares which are issued to them on the exercise of options under the Heritage Share Option

Schemes following the Offer becoming or being declared unconditional in all respects or otherwise in accordance with the rules of the relevant Heritage Share Scheme. In addition, if so directed by Argo Acquisition, the Heritage Directors have agreed to transfer the Heritage Shares subject to such undertakings to Argo Acquisition or as Argo Acquisition may direct at the Offer Price. These irrevocable undertakings will continue to be binding if a higher competing offer is made for Heritage;

(b)	the Hays Investors, HCC and certain other Heritage Shareholders have irrevocably undertaken to accept the Offer in respect of, in aggregate, 47,168,255 issued Heritage Shares over which they have discretionary control representing approximately 60.7 per cent. of the existing issued share capital of Heritage. These irrevocable undertakings will cease to be binding (i) if a Competing Offer is made which values the Heritage Shares at a price per share being at least 10 per cent. higher than 160 pence (being an amount equal to the aggregate of the Offer Price plus the Final Dividend) as at the date on which such third party offer is announced; or (ii) after such time as an acceptor would be entitled to withdraw his acceptance of the Offer pursuant to Rule 34 of the Code, provided that a Competing Offer has at that time been or is subsequently announced.

Further details on those irrevocable undertakings are shown in Appendix III to the Announcement.

5.	Background to and reasons for the Offer

Heritage is a successful quoted Lloyd’s insurer with a core team of underwriters who have a track record of profitable underwriting results across the underwriting cycle.

Combining Heritage with the Argo Group provides Heritage with access to a Bermudian underwriting platform and additional capital for strategic development within the Lloyd’s business lines. The additional capital within the enlarged Argo Group could also present new opportunities for business to be written by the Syndicate 1200 underwriting team beyond the range of the current syndicate profile.

Given Heritage’s position in the Lloyd’s market and the limited duplication of business written by the Heritage Group and the Argo Group, the board of Argo believes that the combination of Argo and Heritage will fulfil a strategic objective of Argo to diversify into additional product areas and new geographic markets. The combination will extend Argo’s reach by supplementing its distribution network with that of Heritage.

The combined business will have greater scale and breadth of underwriting skills base which is expected to provide the enlarged Argo Group with more flexibility to take advantage of opportunities in specific classes throughout the insurance cycle as they arise.

The acquisition of Heritage pursuant to the Offer is expected to enhance Argo’s earnings per share in 2008 (on an annualised basis) by approximately 15 per cent. Argo’s 2008 return on equity is expected to be increased by 1.2 to 1.5 percentage points. Nothing in these statements should be interpreted to mean that Argo’s earnings per share or return on equity in 2008 will necessarily be greater than in 2007.

6.	Information on Argo

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (Nasdaq GS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. The Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo and its subsidiaries is available at www.argolimited.com. As at 31 December 2007, Argo had shareholders’ equity of $1,385 million (£692.5 million). Argo is the combined international holding company resulting from the merger of Argo Group, Inc. and PXRE Group, Ltd. on 7 August 2007.

7.	Information on Heritage

Heritage is a specialist insurer based in London. Its business is focused on underwriting worldwide property and non-US liability risks. The worldwide property unit concentrates mainly on short-tail risks with an emphasis on commercial property. The Heritage Board believes that the unit has a flexible approach to underwriting and can respond to opportunities in territories and classes of business as they arise. The non-US liability unit underwrites non-US professional indemnity insurance and other liability classes. The majority of the Heritage Group’s core underwriting team has worked together successfully for more than 10 years and has a history of achieving profitable underwriting results across the underwriting cycle in their respective classes at Lloyd’s.

The Heritage Group’s underwriting activities are carried out through Syndicate 1200. Heritage now owns £174 million of capacity (2007: £139 million) out of a total managed capacity of £325 million (2007: £315 million).

In the financial year ended 31 December 2007, Heritage had gross written premium of £175.3 million (2006: £110.9 million) and net earned premium of £135.1 million (2006: £75.1 million). The business maintained a combined ratio of 90 per cent. in both 2006 and 2007. Pre-tax profits and fully diluted earnings per share increased in 2007 to £23.3 million and 21.8 pence from £10.3 million and 16.9 pence respectively in 2006. The business generated return on equity in the financial year ended 31 December 2007 of 26 per cent. As at 31 December 2007, net tangible assets attributable to shareholders were £77.0 million (2006: £58.0 million) and fully diluted Net Tangible Assets per share was 96.1 pence (2006: 77.7 pence).

8.	Financing the Offer

The consideration payable under the Offer will be funded using Argo’s existing resources. HSBC is satisfied that the necessary financial resources are available to Argo Acquisition to enable it to satisfy in full the consideration payable under the terms of the Offer.

9.	Management and employees

The Board of Argo has given assurances to the Heritage Directors that, on the Offer becoming or being declared wholly unconditional, the existing employment rights and terms and conditions of employment of all management and employees of Heritage will be safeguarded and pension obligations complied with. Given the limited overlap of business written by Argo and Heritage, Argo’s plans for Heritage do not involve any immediate change in the conditions or location of employment of Heritage employees, including the executive Directors, and it is Argo’s intention that employees of Heritage will continue to enjoy terms and conditions that overall are as favourable as those that currently apply.

Following the Offer becoming or being declared unconditional in all respects, Argo intends the Heritage management team to remain in place.

Following the Offer becoming or being declared unconditional in all respects, it is the intention that the non-executive Heritage Directors will resign from the Heritage Board.

10.	Heritage Share Schemes, Heritage Warrants and Heritage Preference Shares

The Offer will extend to any Heritage Shares which are unconditionally allotted or issued pursuant to the exercise of options under the Heritage Share Schemes or otherwise while the Offer remains open for acceptance (or such earlier date as Argo Acquisition may, subject to the City Code, decide).

In accordance with the rules of the relevant Heritage Share Scheme, options which have been granted but which are not yet exercisable may become exercisable, at the exercise price specified at grant, for a limited period following the Offer becoming or being declared unconditional in all respects or otherwise in accordance with the rules of the relevant scheme. On the expiry of that period, all unexercised options will lapse.

Appropriate proposals will be made to participants in the Heritage Share Schemes in connection with the Offer. Details of these proposals will be set out in separate letters which will be sent to the holders of options under the Heritage Share Schemes in due course.

In addition, the Offer will extend to any Heritage Shares which are unconditionally allotted or issued pursuant to the exercise of the Heritage Warrants. In accordance with their terms, the Heritage Warrants are currently exercisable at an exercise price of 75 pence per Heritage Share, up to 30 June 2009.

KBC Peel Hunt, as the holder of all the Heritage Warrants, intends to exercise all the Heritage Warrants upon the Offer becoming or being declared unconditional in all respects and to accept the Offer in respect of all the resulting Heritage Shares.

As the Heritage Preference Shares are a class of non-voting, non-equity share capital, no proposal will be made by Argo Acquisition to the holders of Heritage Preference Shares for the acquisition of any of their Heritage Preference Shares.

11.	Disclosure of interests in Heritage

Neither Argo nor Argo Acquisition nor any of their directors nor, so far as Argo is aware, any party acting in concert with Argo, has an interest in, or has any right to subscribe for, any relevant securities of Heritage, nor are they party to any short positions (whether conditional or absolute and whether in the money or otherwise) relating to relevant securities of Heritage, including short positions under derivatives, agreements to sell or any delivery obligations or rights to require another person to take delivery. Neither Argo nor Argo Acquisition nor their directors nor, so far as Argo is aware, any person acting in concert with Argo, has borrowed or lent any relevant securities of Heritage.

12.	De-listing and compulsory acquisition

Subject to Argo Acquisition acquiring, by virtue of the Offer or otherwise, Heritage Shares carrying not less than 75 per cent. of the voting rights of Heritage, and subject to the Offer becoming or being declared unconditional in all respects, Argo Acquisition intends (subject to the agreement of the Panel) to give notice in accordance with the AIM Rules for the cancellation of the admission to trading of Heritage Shares on AIM. It is intended that Heritage Shares will cease to be admitted to trading on AIM shortly after the Offer is declared wholly unconditional. The cancellation of the admission to trading on AIM would significantly reduce the liquidity and marketability of any Heritage Shares not assented to the Offer at that time.

If Argo Acquisition receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent. or more of the Heritage Shares to which the Offer relates, Argo Acquisition intends to exercise its rights pursuant to Chapter 3 of Part 28 of the Companies Act 2006 to acquire compulsorily the remaining Heritage Shares in respect of which the Offer has not been accepted.

13.	Inducement fee

Heritage has agreed to pay Argo an inducement fee equal to the lower of: (i) £1,362,378.65 (inclusive of VAT to the extent that such VAT is not recoverable by Heritage); and (ii) such sum as may be lawfully paid to Argo. The inducement fee is only payable by Heritage upon the occurrence of one of the following two circumstances, namely that after this Announcement but before either: (i) the Offer becomes or is declared unconditional in all respects; or (ii) the Offer lapses or is otherwise withdrawn in accordance with its terms:

(a)	the Heritage Board withdraws or adversely changes or adversely qualifies the terms of its recommendation of the Offer (or recommends any independent competing offer (being an offer, merger, scheme of arrangement, recapitalisation or other transaction for or in respect of some or all of the Heritage Shares which is made by a party other than Argo (or any subsidiary undertaking of Argo), or other than HSBC on behalf of Argo (or any subsidiary undertaking of Argo), or other than a person acting in concert with Argo, in each case by way of an announcement of such transaction (whether or not subject to any preconditions) made in accordance with Rule 2.5 of the Code and (in each case) at a value of 154 pence or more per Heritage Share)); or

(b)	the Heritage Board continues to recommend the Offer but an independent competing offer (as described above) subsequently becomes or is declared unconditional in all respects.

14.	Other

The availability of the Offer to persons not resident in the UK or the US may be affected by the laws of the relevant jurisdiction. The Offer Document is to be posted as soon as possible and in any event within 28 days of the Announcement (or such longer period as the Panel may agree). Any persons who are subject to the laws of any jurisdiction other than the UK or US should inform themselves about and observe any applicable requirements.

The Offer, and acceptances thereof, will be governed by English law and will be subject to the jurisdiction of the English courts. The Offer will be subject to the applicable requirements of the City Code and other legal and regulatory requirements.

Appendix I sets out the conditions and certain further terms of the Offer. Appendix II contains source notes relating to certain information contained in the Announcement. Appendix III contains details of the irrevocable undertakings received by Argo. Certain terms used in the Announcement are defined in Appendix IV to the Announcement.

Argo Group will hold a conference call for analysts and investors on Wednesday, 2 April 2008 at 1.00 pm (London time). The details of the call are as follows:

Dial in numbers:

Toll free dial in number from the US:	+1 (866) 203 2528
Participant passcode:	67316218

Dial in from non-US markets:	+1 (617) 213 8847
Participant passcode:	67316218

Enquiries:

Argo Group International Holdings, Ltd Mark E. Watson III, President & Chief Executive Officer Michael Russell – Investor Relations	+1 441 296 5858

HSBC (Financial Adviser to Argo) Anthony Bernbaum Oliver Smith	+44 (0) 20 7991 8888

Edelman (Financial PC advisers to Argo) Jennifer McClellan	+1 212 704 4567

Heritage Underwriting Agency plc Richard Pexton, Chief Executive Officer	+44 (0) 20 7712 7600

KBC Peel Hunt (Joint Financial Advisers to Heritage) James Britton Guy Wiehahn	+44 (0) 20 7418 8900

Hines Associates (Joint Financial Advisers to Heritage) Peter Smart Richard Hines	+44 (0) 20 7590 3077

Haggie Financial (Financial PR advisers to Heritage) David Haggie Zoe Pocock	+44 (0) 20 7417 8989

Terms used in this summary announcement shall have the meaning given to them in the Announcement.

HSBC, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Argo and Argo Acquisition and no one else in connection with the Offer and will not be responsible to anyone other than Argo and Argo Acquisition for providing the protections afforded to its customers or for providing advice in relation to the Offer or in relation to the contents of the Announcement or any transaction or arrangement referred to herein.

KBC Peel Hunt and Hines Associates, which are authorised and regulated in the United Kingdom by the Financial Services Authority, are acting exclusively for Heritage and no one else in connection with the Offer and will not be responsible to anyone other than Heritage for providing the protections afforded to its customers or for providing advice in relation to the Offer or in relation to the contents of the Announcement or any transaction or arrangement referred to herein.

The Announcement is not intended to and does not constitute, or form any part of, an offer or an invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer will be made solely through the Offer Document and, in the case of certificated Heritage Shares, the Form of Acceptance, which, when issued, will together contain the full terms and conditions of the Offer, including details of how to accept the Offer. Any acceptance or other response to the Offer should be made only on the basis of the information contained in the Offer Document and, in the case of certificated Heritage Shares, the Form of Acceptance.

The Argo Directors and the directors of Argo Acquisition accept responsibility for the information contained in the Announcement, other than that relating to the recommendation of the Offer by the Heritage Directors including their associated views, opinions and recommendations and the information relating to the Heritage Group, the Heritage Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Argo Directors (who have taken all reasonable care to ensure this is the case), the information contained in the Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Heritage Directors accept responsibility for the information contained in the Announcement relating to the recommendation of the Offer by the Heritage Directors, including their associated views, opinions and recommendations, and the information relating to the Heritage Group, the Heritage Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Heritage Directors (who have taken all reasonable care to ensure this is the case), the information contained in the Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The laws of relevant jurisdictions may affect the availability of the Offer to persons who are not citizens, residents or nationals of the United Kingdom. Persons who are not resident in the United Kingdom, or who are citizens, residents or nationals of a jurisdiction outside the United Kingdom, or who are otherwise subject to the laws of any jurisdiction other than the United Kingdom, or who are a nominee of, or custodian or trustee for, any citizen, resident or national of any country other than the United Kingdom (in each case, an “overseas person”), should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any such overseas person to satisfy itself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required and the compliance with other necessary formalities. Any overseas person will be responsible for the payment of any issue, transfer or other taxes or duties due in that jurisdiction of whomsoever payable and Argo, Argo Acquisition and HSBC and any person acting on their behalf shall be fully indemnified and held harmless by such person for any such issue, transfer or other taxes as such person may be required to pay. If you are an overseas person and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction. Any failure to comply with the laws and regulatory requirements of the relevant jurisdiction may constitute a violation of the securities laws of any such jurisdiction.

The release, publication or distribution of the Announcement in jurisdictions other than the UK and the availability of the Offer to Heritage Shareholders who are not resident in the UK may be restricted by law and /or regulation and therefore any persons who are subject to the laws and regulations of any jurisdiction other than the UK or Heritage shareholders who are not resident in the UK should inform themselves about, and observe, any applicable requirements.

The Announcement is not an offer for securities for sale or purchase in any jurisdiction. Unless otherwise determined by Argo or required by the City Code and permitted by applicable law and regulation, the Offer is not being, and will not be made, directly or indirectly, in or into, Canada, Australia, Japan or any other Restricted Jurisdiction, and the Offer may not be capable of acceptance from or within Canada, Australia, Japan or any other Restricted Jurisdiction. Accordingly, unless otherwise determined by Argo or required by the City Code and permitted by applicable law and regulation, copies of the Announcement and any other documents related to the Offer are not being, and must not be, indirectly or directly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from Canada, Australia, Japan or any other Restricted Jurisdiction. All persons receiving the Announcement (including, without limitation, custodians, nominees and trustees) should observe these restrictions and any applicable legal or regulatory requirements of their jurisdiction and must not mail or otherwise forward, send or distribute the Announcement in, into or from Canada, Australia, Japan or any other Restricted Jurisdiction. Any person (including without limitation, any custodian, nominee or trustee) who would, or otherwise intends to, or may have a contractual or legal obligation to, forward the Announcement and/or the Offer Document and/or the Form of Acceptance and/or other related document to any jurisdiction outside the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of such jurisdiction.

The Offer Document will be available for public inspection and will also be posted on the websites of Argo and Heritage. It is expected that the Offer Document will be posted to Heritage Shareholders as soon as practical and, in any event, within 28 days of the Announcement (or such longer period as the Panel may agree).

The Offer will be for the securities of a corporation organised under the laws of England and will be subject to the procedure and disclosure requirements of England.

Notice to US holders of Heritage Shares:

The Offer will be made in the United States pursuant to an exemption provided by Rule 14d-1(d) from compliance with certain US tender offer rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer will be subject to UK disclosure requirements, which are different from those of the United States. The financial information relating to Heritage included in the Announcement has been prepared in accordance with International Financial Reporting Standards (as adopted by the European Union) and thus may not be comparable to financial information for US companies or companies whose financial statements are prepared in accordance with United States generally accepted accounting principles. The Offer will be made in the United States pursuant to an exemption from the US tender offer rules and is otherwise being made in accordance with the requirements of the City Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those applicable under US domestic tender offer procedures and law.

The receipt of cash pursuant to the Offer by a US holder of Heritage Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of Heritage Shares is urged to consult its independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

It may be difficult for US holders of Heritage Shares to enforce their rights and any claim arising out of the US federal securities laws, since Argo, Argo Acquisition and Heritage are located in a non-US country, and some or all of their officers and directors may be residents of a non-US country. US holders of Heritage Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the Exchange Act, Argo, Argo Acquisition or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Heritage Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In addition, affiliates of HSBC are connected exempt market makers and/or connected exempt principal dealers, as such terms are used in the Code, and may from time to time make certain purchases of, or arrangements to purchase, Heritage Shares other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. Such purchases or arrangements to purchase Heritage Shares must comply with English law, the City Code and other applicable law. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website, www.londonstockexchange.com.

The Announcement may contain certain statements that are “forward-looking statements” within the meaning of US federal securities laws concerning the Offer, the Argo Group and the Heritage Group. Generally, the words “will”, “may”, “should”, “could”, “would”, “can”, “continue”, “opportunity”, “believes”, “expects”, “intends”, “anticipates”, “estimates” or similar expressions identify forward-looking statements. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and completion of the Offer in particular, and also may materially differ from actual future experience involving any one or more of such statements. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Argo Group or the Heritage Group that the Argo Group’s or the Heritage’s Group’s objectives will be achieved. Argo and

Heritage assume no obligation and do not intend publicly to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required pursuant to applicable law.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of Heritage, all “dealings” in any “relevant securities” of Heritage (including by means of an option in respect of, or a “derivative” referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “Offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Heritage, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Heritage by Argo or Heritage or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

APPENDIX I

CONDITIONS TO AND CERTAIN FURTHER TERMS OF THE OFFER

The Offer will comply with the applicable rules and regulations of the City Code and will be governed by English law and will be subject to the jurisdiction of the courts of England. In addition, it will be subject to the terms and conditions set out in this Appendix 1, the further terms set out in the Offer Document and, in relation to Heritage Shares held in certificated form, the related Form of Acceptance.

1.	CONDITIONS TO THE OFFER

The Offer will be subject to the following conditions:

1.1	Acceptances

Valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 pm (London time) on the First Closing Date (or such later time(s) and/or date(s) as Argo Acquisition may, subject to the rules of the City Code or with the consent of the Panel and in accordance with the Exchange Act, decide) in respect of not less than 90 per cent. (or such lower percentage as Argo Acquisition may decide) in nominal value of the Heritage Shares to which the Offer relates, and not less than 90 per cent. (or such lower percentage as Argo Acquisition may decide) of the voting rights carried by the Heritage Shares to which the Offer relates. However, this condition will not be satisfied unless Argo and/or any of its subsidiaries shall have acquired or agreed to acquire, directly or indirectly, and whether pursuant to the Offer or otherwise, Heritage Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Heritage including for this purpose (to the extent, if any, required by the Panel) any voting rights attaching to any Heritage Shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding conversion, exchange or subscription rights or otherwise. For the purpose of this condition:

(a)	Heritage Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry upon issue;

(b)	the expression “Heritage Shares to which the Offer relates” shall be construed in accordance with Chapter 3 of Part 28 of the Companies Act 2006; and

(c)	valid acceptances shall be deemed to have been received in respect of any Heritage Shares which Argo Acquisitions and/or its subsidiaries shall, pursuant to s979 of the Companies Act 2006, be treated as having acquired or contracted to acquire by virtue of acceptances of the Offer.

1.2	Competition and Regulatory Issues

Without limitation to the condition set out in paragraph 1.3:

(a)

the FSA having notified Argo in writing in terms reasonably satisfactory to Argo that it does not object to Argo or any other person becoming a “controller” (within the meaning of section 422 of FSMA) or acquiring control (within the meaning of s179

FSMA) of HMA and HDL or, in the absence of such notice, the three month period set out in section 183 of FSMA within which the FSA may serve a notice of objection under those provisions having elapsed without the FSA having served any such notice of objection;

(b)	the Council of Lloyd’s and the Lloyd’s Franchise Board having notified Argo in writing (in accordance with paragraph 12 of the Membership Byelaw (No. 5 of 2005) and paragraph 43 of the Underwriting Byelaw (No. 2 of 2003), respectively) in terms reasonably satisfactory to Argo that it consents to Argo or any other person becoming a controller (as defined in the Lloyd’s Definitions Byelaw (No. 7 of 2005)) of HMA and the Heritage Corporate Members;

(c)	any pre-conditions attached to the approval of the FSA, the Council of Lloyd’s or the Lloyd’s Franchise Board having been fulfilled;

(d)	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act 1976 relating to the Offer having expired or been terminated;

(e)	to the extent that the consent of the BMA shall be required to enable Argo to complete the proposed acquisition of Heritage, the BMA having notified Argo in writing, in terms reasonably satisfactory to Argo, of its consent or such consent being deemed to have been given.

1.3	Regulatory intervention

No Relevant Authority having, without the consent or agreement of Argo, taken, instituted, implemented or threatened any legal proceedings, and there not continuing to be outstanding, any such action, proceeding, suit, investigation, enquiry or reference, and no Relevant Authority having enacted, made or proposed any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything in each case which would or might reasonably be expected (in any case to an extent which is material in the context of the Wider Heritage Group, taken as a whole) to:

(a)	make the Offer, its implementation or the acquisition or proposed acquisition by Argo or any member of the Wider Argo Group of any Heritage Shares or other securities in, or control or management of, Heritage or any member of the Wider Heritage Group void, voidable, unenforceable and/or illegal under the laws of any relevant jurisdiction;

(b)	otherwise, directly or indirectly, restrain, restrict, prohibit, delay the same or impose additional conditions or obligations with respect to the Offer or such acquisition, or otherwise challenge, impede or interfere with the Offer or such acquisition or require amendment to the terms of the Offer or such acquisition;

(c)	require a disposal by any member of the Wider Argo Group of any of the shares or other securities in Heritage or any member of the Wider Heritage Group;

(d)	require, prevent, delay or restrict a divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Argo Group or by any member of the Wider Heritage Group, in any such case, of all or any part of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct or to own, use or operate all or any portion of their respective businesses, assets or properties owned by, or the use or operation of which is enjoyed by any of them, or result in any of them ceasing to be able to carry on business, or being restricted in its carrying on of business, under any name and in any manner under which it currently does so;

(e)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Argo Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in any member of the Wider Heritage Group or to hold or exercise effectively management control or voting control over any member of the Wider Heritage Group;

(f)	except pursuant to the Offer or Chapter 3 of Part 28 of the Companies Act 2006, require any member of the Wider Argo Group or of the Wider Heritage Group to acquire, or offer to acquire, any Heritage Shares or other securities (or the equivalent) in any member of the Wider Heritage Group or any asset owned by any third party;

(g)	limit the ability of any member of the Wider Heritage Group or the Wider Argo Group to conduct or integrate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Heritage Group; or

(h)	otherwise affect adversely any or all of the business, assets, profits, financial or trading position or prospects of any member of the Wider Heritage Group to an extent which is, in any such case, material in the context of the Offer or the Wider Heritage Group taken as a whole;

and all applicable waiting and other time periods (including any extension of such periods) during which any Relevant Authority could decide to, or actually, take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or to take any other step under the laws of any jurisdiction having expired, lapsed or been terminated.

1.4	Filings and authorisations

All:

(a)	notifications, filings and applications, which are necessary or are reasonably considered necessary or appropriate by Argo including such notifications, filings and applications as may be required to be submitted to any Relevant Authorities, having been submitted and all applicable waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated (as appropriate);

(b)	authorisations and determinations and statutory and regulatory obligations which are necessary or are reasonably considered necessary or appropriate by Argo in any jurisdiction for or in respect of the Offer or its implementation or the acquisition or the proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Heritage or any member of the Wider Heritage Group by any member of the Wider Argo Group or the carrying on by any member of the Wider Heritage Group of its business having been obtained or complied with (as appropriate) on terms and in a form reasonably satisfactory to Argo from all Relevant Authorities or from any persons or bodies with whom any member of the Wider Heritage Group has entered into contractual arrangements and all such authorisations and determinations remaining in full force and effect and there being no notice in writing or intimation of an intention having been received by any member of the Wider Argo Group or Heritage or any other member of the Wider Heritage Group to revoke, withdraw, withhold, suspend, restrict, modify, amend or not to renew such authorisations and determinations.

1.5	Consequences of the Offer

Except as Publicly Announced prior to 2 April 2008 or Disclosed, there being no provision of any authorisation, arrangement, agreement, licence, permit, lease, franchise or other instrument to which any member of the Wider Heritage Group is a party or by or to which any such member or any of its respective assets is or may be bound, entitled or be subject or any circumstance which, in each case, as a consequence of the Offer or the acquisition or the proposed acquisition by any member of the Wider Argo Group of any shares or other securities (or the equivalent) in, or control of, Heritage or any other member of the Wider Heritage Group or otherwise, would or might reasonably be expected to result in, in any such case to an extent which is or would be material in the context of Heritage Group taken as a whole:

(a)	any monies borrowed by, or any other indebtedness, actual or contingent of, or any grant available to, any member of the Wider Heritage Group being or becoming repayable, or capable of being declared repayable, immediately or earlier than the stated maturity or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being or becoming capable of being withdrawn or inhibited;

(b)	the rights, liabilities, obligations, interests or business of any member of the Wider Heritage Group under any such arrangement, agreement, licence, permit, lease, franchise or instrument or the rights, interests or business of any member of the Wider Heritage Group in or with any other firm or company or body or person (or any agreement or arrangements relating to any such rights, business or interests) being or becoming capable of being terminated or adversely modified or adversely affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(c)	any member of the Wider Heritage Group ceasing to be able to carry on business under any name or in any manner under which it presently does so;

(d)	any asset, property or interest of, or any asset the use of which is enjoyed by, any member of the Wider Heritage Group being disposed of by or ceasing to be available to any member of the Wider Heritage Group or the Wider Argo Group or any right arising under which any such asset or interest could be required to be disposed of by or changed or could cease to be available to any member of the Wider Heritage Group other than in the ordinary course of business;

(e)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Heritage Group or any such mortgage, charge or other security interest (whether existing or having arisen) becoming enforceable;

(f)	the financial or trading position or prospects or the value of, any member of the Wider Heritage Group being prejudiced or adversely affected;

(g)	the creation or assumption of any liabilities (actual, contingent or prospective) by any member of the Wider Heritage Group other than in the ordinary course of business in a manner which is material in the context of the Wider Heritage Group as a whole; or

(h)	any member of the Wider Heritage Group being required to repay or repurchase any shares in and/or indebtedness of any member of the Wider Heritage Group owned by any third party;

and no event having occurred which, under any provision of any such authorisation, arrangement, agreement, licence, permit, lease, franchise or other instrument, could result in any of the events or circumstances which are referred to in paragraphs 1.5(a) to (h) (inclusive) in each case, to an extent which is material in the context of the Wider Heritage Group taken as a whole;

1.6	No corporate action taken since the Accounting Date

Since the Accounting Date (except as Publicly Announced prior to 2 April 2008 or Disclosed), no member of the Wider Heritage Group having:

(a)	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold any such shares out of treasury (other than as between Heritage and wholly owned subsidiaries of Heritage or between the wholly-owned subsidiaries of Heritage and other than on the exercise of rights to subscribe for Heritage Shares or pursuant to any options granted and the issue of Heritage Shares on the exercise of options granted, under any of the Heritage Share Schemes before 2 April 2008 or any shares issued thereafter pursuant to any such options);

(b)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus issue or other distribution whether payable in cash or otherwise (other than to Heritage or one of its wholly owned subsidiaries), apart from the Final Dividend;

(c)	(save for transactions between members of the Heritage Group) made or authorised any change in its loan capital;

(d)	(save for transactions between members of the Heritage Group) effected or implemented any merger or demerger or acquired, disposed of, transferred, mortgaged, charged or granted security over any body corporate, partnership or business or acquired or disposed of, or, other than in the ordinary course of business, transferred, mortgaged or charged or created any security interest over, any asset or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to do so which in any such case is material in the context of that member of the Wider Heritage Group;

(e)	(save for transactions between members of the Heritage Group or transactions carried out by members of the Heritage Group in the ordinary course of business) issued, authorised or proposed the issue of or made any change in or to any debentures or incurred or increased any indebtedness or become subject to any liability (actual or contingent) which is material to a member of the Heritage Group;

(f)	entered into or varied or announced its intention to enter into or vary any contract, transaction, arrangement, reconstruction, amalgamation or commitment (whether in respect of capital expenditure or otherwise) which is of a loss making, long term, unusual or onerous nature or magnitude, or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business or which is or could materially restrict the business of any member of the Wider Heritage Group;

(g)	entered into or varied (other than in respect of increases in remuneration required under the terms of the relevant agreement which have been Disclosed) or made any offer (which remains open for acceptance) to enter into or change the terms of any contract, service agreement or arrangement with any director or senior executive (being an employee with an annual remuneration of £135,000 or more) of Heritage or of any other member of the Wider Heritage Group;

(h)	entered into, implemented, effected or authorised, proposed or announced its intention to enter into, implement, effect, authorise or propose any reconstruction, amalgamation, commitment (whether in respect of capital expenditure or otherwise), scheme or other transaction or arrangement in respect of itself or another member of the Wider Heritage Group and which is reasonably likely to impose material restrictions on the business of the Wider Heritage Group or the Wider Argo Group, in either case, taken as a whole;

(i)	purchased, redeemed or repaid or proposed the purchase, redemption or repayment of any of its own shares or other securities (or the equivalent) or reduced or made any other change (not referred to in or excluded by paragraph 1.6(a) above) to any part of its share capital;

(j)	waived or compromised any claim other than in the ordinary course of business where such claim is material to the Wider Heritage Group taken as a whole;

(k)	made any alteration to its memorandum or articles of association or other constitutional documents except for those changes to the articles of association of Heritage proposed in the notice of its annual general meeting dated 10 March 2008;

(l)	taken or proposed any corporate action or had any legal proceedings instituted or threatened in writing against it or petition presented or order made in any such case for its winding up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, receiver, administrative receiver, trustee or similar officer or other encumbrancer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

(m)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(n)	made or agreed or consented to:

(i)	any significant change to the employer contributions payable under the pension scheme(s) established for its directors, employees and/or their dependants (the “Pension Scheme(s)”);

(ii)	the establishment of any new pension scheme or other arrangement for the provision of retirement benefits for its directors, employees and/or their dependants outside the Pension Scheme(s);

(o)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Heritage Group and any other person which is material to any member of the Wider Heritage Group;

(p)	proposed, agreed to provide or modified the terms of any share option scheme or incentive scheme or other material benefit relating to the employment or termination of employment of any person employed by the Wider Heritage Group;

(q)	save for transactions between members of the Heritage Group, granted any material lease in respect of any of the property owned by or occupied by it or transferred or otherwise disposed of any such property; or

(r)	entered into any contract, commitment, agreement or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or authorised or announced any intention to effect or propose, any of the transactions, matters or events referred to in this paragraph 1.6.

1.7	Other events since the Accounting Date

Since the Accounting Date (except as Publicly Announced prior to 2 April 2008 or otherwise Disclosed):

(a)	there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of any member of the Wider Heritage Group which is, in any such, case material in the context of the Wider Heritage Group taken as a whole;

(b)	no litigation, arbitration proceedings, prosecution or other legal proceedings or investigation to which any member of the Wider Heritage Group is or may become a party (whether as plaintiff or claimant or defendant or otherwise) having been threatened in writing, announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Heritage Group which is, in any such case, material in the context of the Heritage Group;

(c)	no enquiry or investigation by, or complaint or reference to, any Relevant Authority having been threatened in writing, announced, implemented or instituted or remaining outstanding, against or in respect of any member of the Wider Heritage Group;

(d)	no actual, contingent or other liability having arisen or been incurred which would be likely materially and adversely to affect the business, assets, financial or trading position or profits or prospects of any member of the Wider Heritage Group; or

(e)	no material claim being made, and no circumstance having arisen which is likely to lead to a material claim being made under the insurances of any member of the Wider Heritage Group where the effect of such claim would have a material and adverse effect on the Wider Heritage Group taken as a whole.

1.8	Information issues

Except as Disclosed, Argo not having discovered:

(a)	that any financial, business or other information concerning the Wider Heritage Group Publicly Announced or Disclosed is misleading in any material respect, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in any material respect and which was not corrected before 2 April 2008 by being Publicly Announced or Disclosed;

(b)	that any present member of the Wider Heritage Group is subject to any material liability, (whether actual, contingent or prospective) which has not been Publicly Announced and which is outside the ordinary course of business; or

(c)	any information which adversely affects the import of any information Disclosed at any time which is material in the context of the Wider Heritage Group taken as a whole.

1.9	Environmental issues

Save as Disclosed, Argo not having discovered that:

(a)	any past or present member of the Wider Heritage Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to environmental matters or the health and safety of any person, or that there has otherwise been any breach of environmental or health and safety law or that there is any environmental condition which, in any case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Heritage Group which in any case is material in the context of the Heritage Group as a whole; or

(b)	there is, or is likely to be, any liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Heritage Group or any controlled waters under any environmental law or which has or could result in the closure of any property required by any member of the Wider Heritage Group which in any case is material in the context of the Heritage Group as a whole.

2.	DEFINITIONS

For the purposes of these conditions:

(a)	“Accounting Date” means 31 December 2007;

(b)	“authorisations” means authorisations, orders, grants, recognitions, determinations, certifications, confirmations, consents, licences, clearances, exemptions, valuations, reports, permissions and approvals;

(c)	“Disclosed” means fairly disclosed in writing to Argo or its advisers by or on behalf of Heritage in connection with the Offer prior to 2 April 2008;

(d)	“Heritage Corporate Members” means each of Heritage (No. 604) Limited, Heritage (No. 607) Limited, Heritage (No. 616) Limited, Heritage (No. 617) Limited, Heritage (No. 703) Limited and Heritage (No. 404) Limited;

(e)	“Lloyd’s Franchise Board” means the board established by the Council of Lloyd’s with that name;

(f)	“Publicly Announced” means disclosed in (i) the preliminary results for Heritage for the year ended 31 December 2007, (ii) the annual reports and accounts for Heritage for the year ended 31 December 2007, or (iii) in any announcement made by or on behalf of Heritage to a Regulatory Information Service prior to 2 April 2008;

(g)	“Wider Argo Group” means Argo and its subsidiary undertakings and associated undertakings and any other undertaking or partnership, company or joint venture in which Argo and/or such subsidiary or associated undertakings (aggregating their interests) have a substantial interest. For these purposes, “subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given to them by the Companies Act 2006 (but for this purpose ignoring paragraph 19(1)(b) of The Large and Medium-Sized Companies and Groups (Accounts and Reports) Regulations) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in that Act) of any undertaking; and

(h)

“Wider Heritage Group” means Heritage and its subsidiary undertakings and associated undertakings and any other undertaking, partnership, company or joint venture in which Heritage and/or such subsidiary or associated undertakings

(aggregating their interests) have a substantial interest. For these purposes, “subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given to them by the Companies Act 2006 (but for this purpose ignoring paragraph 19(1)(b) of The Large and Medium-Sized Companies and Groups (Accounts and Reports) Regulations) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in that Act) of any undertaking.

3.	RIGHT TO WAIVE CONDITIONS

Subject to the requirements of the Panel, Argo and Argo Acquisition reserves the right (but shall be under no obligation) to waive all or any of the above conditions, in whole or in part, except the conditions set out in paragraphs 1.1 (Acceptances) and 1.2(a) to (e) (Competition and regulatory issues) (inclusive). Argo and Argo Acquisition shall be under no obligation to waive or treat as satisfied any of the other conditions by a date earlier than the latest date allowed for fulfilment of all conditions as set out in Rule 31.7 of the Code for the satisfaction thereof, notwithstanding that the other conditions of the Offer may at an earlier date be waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment.

4.	ALTERATIONS TO CONDITIONS

If Argo and Argo Acquisition is required by the Panel to make an offer for Heritage Shares under the provisions of Rule 9 of the Code, Argo and Argo Acquisition may make such alterations to the above conditions, including the condition set out in paragraph 1.1 (Acceptances), as are necessary to comply with the provisions of that Rule.

5.	COMPETITION COMMISSION REFERRAL

The Offer will lapse if it (or any matter arising from the Offer) is referred to the Competition Commission before the later of 3.00 p.m. on the First Closing Date and the date on which the Offer becomes or is declared unconditional as to acceptances.

6.	OFFER LAPSING

The Offer will lapse unless all the conditions (other than the condition set out in paragraph 1.1 (Acceptances)) have been fulfilled or (if capable of being waived) waived or, where appropriate, have been determined by Argo and Argo Acquisition to be or remain satisfied by no later than midnight on the day falling 21 days after the latest of the First Closing Date and the date on which the condition set out in paragraph 1.1 (Acceptances) is fulfilled (or in each such case such later date as Argo, with the consent of the Panel, may decide).

7.	SITUATION WHEN OFFER HAS LAPSED

If the Offer lapses, the Offer will cease to be capable of further acceptance and persons accepting the Offer and Argo Acquisition will cease to be bound by their acceptances submitted on or before the time when the Offer lapses.

8.	SEPARATE CONDITIONS

Each of the above conditions shall be regarded as a separate condition and shall not be limited by reference to any other condition.

9.	HERITAGE SHARES

The Heritage Shares, which are the subject of the Offer, will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights attaching to such Heritage Shares, including without limitation voting rights and the right to receive all dividends (other than the Final Dividend) and other distributions (if any) announced, declared, paid or made after the date of this announcement.

10.	LAW

The Offer will be governed by English law and be subject to the jurisdiction of the English courts, to the conditions set out above and the further terms to be set out in the formal Offer Document and, in the case of Heritage Shares held in certificated form, the Form of Acceptance.

11.	OTHER PROVISIONS OF THE OFFER

(a)	The Offer will comply with the rules and regulations of the Panel, FSA and with the Code.

(b)	The Offer is not being made, directly or indirectly, in or into, Australia, Canada or Japan or any other jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

(c)	The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

(d)	The Offer will remain open for a minimum of 20 US business days or such longer period as may be required pursuant to Regulation 14E under the Exchange Act.

APPENDIX II

SOURCES AND BASES OF INFORMATION

In the Announcement:

1.	Unless otherwise stated:

i	financial information relating to Heritage has been extracted without material adjustment from the audited financial statements of Heritage for the relevant financial year; and

ii	financial information relating to Argo has been extracted without material adjustment from the audited financial statements of Argo for the relevant financial year.

2.	The value of the whole of the issued and to be issued share capital of Heritage of approximately £136 million, and other statements in the Announcement by reference to the issued and to be issued share capital of Heritage, is based upon 77,693,974 Heritage Shares (being the number of existing issued shares of Heritage as at the close of business on the last Business Day preceding the date of the Announcement), the 5,772,172 Heritage Shares that may be issued on exercise of options under the Heritage Share Schemes, and 5,000,000 Heritage Shares that may be issued upon exercise of the Heritage Warrants.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

Argo has received the following irrevocable undertakings to accept the Offer:

Name	Note	Number of Heritage Shares	Number of Options over Heritage Shares
Directors
Richard Anthony Pexton	1, 2, 3, 4	612,276	1,140,000
John Lawrence Kavanaugh	1, 2, 3, 4	589,644	100,000
Nicholas Geoffrey Denniston	1, 2, 3, 4	357,516	490,000
Simon Andrew Shaw	2, 3, 4	95,000	NIL
Christopher Garth James	2, 3, 4	50,954	NIL
Miriam Greenwood	2, 3, 4	16,262	NIL
Barry John Cook	2, 3, 4	173,975	NIL
James Charles Hays	2, 3, 4	683,000	NIL

Other Shareholders
AXA Framlington Investment Management	4, 5	10,064,274
Gartmore Investment Limited	4, 5	7,761,198
Jupiter Asset Management Limited	4, 5	7,383,091
EEA Fund Management	4, 5	4,712,000

Material Shareholders
The Hays Investors	4, 5	9,902,592
HCC Insurance Holdings Inc	4, 5	7,345,100

Notes:

1.	These irrevocable undertakings also extend to Heritage Shares issued to the relevant Heritage Director on the exercise of options under the Heritage Share Option Schemes following the Offer becoming or being declared unconditional in all respects or otherwise in accordance with the rules of the relevant Heritage Share Scheme.

2.	Under these irrevocable undertakings, the relevant Heritage Director has agreed, if so directed by Argo Acquisition, to transfer to Argo Acquisition (or as it may direct), all Heritage Shares held by that Heritage Director, in consideration for payment of an amount per share equal to the Offer Price.

3.	These irrevocable undertakings will remain binding in the event of a competing offer being made for Heritage.

4.	These irrevocable undertakings will cease to be binding immediately upon the earlier to occur of the following:

(a)	the Offer Document is not despatched to Heritage Shareholders on or before the date which is 28 days from the date of the Announcement (or such later date as may be agreed between Argo and the Panel); or

(b)	the Offer lapsing or being withdrawn.

5.	These irrevocable undertakings will also cease to be binding (a) if a Competing Offer is made which values the Heritage Shares at a price per share being at least 10 per cent. higher than 160 pence (being an amount equal to the aggregate of the Offer Price plus the Final Dividend) as at the date on which such third party offer is announced; or (b) after such time as an acceptor would be entitled to withdraw his acceptance of the Offer pursuant to Rule 34 of the Code, provided that a Competing Offer has at that time been or is subsequently announced.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout the Announcement unless the context otherwise requires:

“AIM” means AIM, a market operated by the London Stock Exchange;

“AIM Rules” means the AIM Rules for Companies as published by the London Stock Exchange from time to time;

“Announcement” means this announcement;

“Argo” means Argo Group International Holdings, Ltd ;

“Argo Acquisition” means Argo Acquisition, Limited;

“Argo Directors” means the directors of Argo at the date of the Announcement;

“Argo Group” means Argo and its subsidiary undertakings;

“Australia” means the Commonwealth of Australia, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof;

“Business Day” means a day not being Saturday or Sunday when banks generally are open in the City of London and in Hamilton, Bermuda for the transaction of general business;

“BMA” means the Bermuda Monetary Authority;

“Canada” means Canada, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof;

“City Code” or “Code” means the City Code on Takeovers and Mergers of the United Kingdom;

“Closing Price” means the closing middle market quotation as derived from the London Stock Exchange Daily Official List;

“Competing Offer” means a third party announcing under Rule 2.5 of the Code an offer or scheme of arrangement to acquire the whole of the issued share capital of Heritage by not later than 12.00 noon on the fourteenth day following the posting of the Offer Document;

“Conditions” means the conditions to the Offer set out in Appendix I;

“Council of Lloyd’s” means the council constituted by Section 3 of the Lloyds Act 1982;

“Exchange Act” means the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder;

“Final Dividend” means the final dividend, in respect of the year ended 31 December 2007, of 6 pence per Heritage Share, declared on 11 March 2008 and payable to Heritage Shareholders on the register at the close of business on 28 March 2008;

“First Closing Date” means the date, no earlier than the twenty first day following the posting of the Offer Document, to be specified as such in the Offer Document;

“Form of Acceptance” means the form of acceptance and authority relating to the Offer which will accompany the Offer Document;

“FSA” means the Financial Services Authority and any successor body;

“FSMA” means the Financial Services and Markets Act 2000;

“Further Terms” means the further terms of the Offer set out in Appendix I Part B;

“Haggie Financial” means Haggie Financial LLP;

“Hays Investors” means The Hays Group, Inc., Waters Investments LLC and Waters Investments II LLC;

“HCC” means HCC Insurance Holdings Inc.;

“HDL” means Heritage Direct Limited;

“Hines Associates” means Hines Associates Ltd;

“HMA” means Heritage Managing Agency Limited;

“Heritage” means Heritage Underwriting Agency plc;

“Heritage Board” means the board of directors of Heritage (or, if the context admits, any duly authorised committee);

“Heritage Directors” means the directors of Heritage at the date of the Announcement;

“Heritage Group” means Heritage and its subsidiary undertakings;

“Heritage Preference Shares” means the A preference shares of 10 pence each in the capital of Heritage;

“Heritage Shares” means ordinary shares of 10 pence each in the capital of Heritage;

“Heritage Shareholders” means the holders of Heritage Shares;

“Heritage Share Schemes” means any or all of the Heritage 2002 Unapproved Share Option Scheme; the Heritage 2002 Approved Share Option Scheme; the Heritage 2006 Unapproved Share Option Scheme; and the Heritage 2006 Approved Share Option Scheme;

“Heritage Warrants” means the 5,000,000 warrants to subscribe for Heritage Shares at 75 pence per share constituted by an instrument, dated 3 July 2006;

“HSBC” means HSBC Bank Plc;

“in certificated form” means where a share or other security is represented by a share certificate;

“Japan” means Japan, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof;

“KBC Peel Hunt” means KBC Peel Hunt Ltd;

“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated by the Lloyd’s Act of 1871;

“London Stock Exchange” means London Stock Exchange plc;

“Offer” means the offer, recommended by the Heritage Directors, to be made by Argo Acquisition to acquire the entire issued and to be issued ordinary share capital of Heritage on the terms and subject to the conditions to be set out or referred to in the Offer Document and, in relation to any Heritage Shares in certificated form, the Form of Acceptance (including where the context admits, any subsequent revisions, variations, extensions or renewals thereof);

“Offer Document” means the document to be sent to Heritage Shareholders containing the Offer;

“Offer Price” means 154 pence per Heritage Share;

“overseas person” means any person who is not resident in the United Kingdom, or who is a citizen, resident or national of a jurisdiction outside the United Kingdom, or who is otherwise subject to the laws of any jurisdiction other than the United Kingdom, or who is a nominee of, or custodian or trustee for, any citizen, resident or national of any country other than the United Kingdom;

“Overseas Shareholders” means a Heritage Shareholder who is an overseas person;

“Panel” means the Panel on Takeovers and Mergers;

“Relevant Authority” means any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national or supranational antitrust or merger control authority), court, tribunal, stock exchange, trade agency, professional association or institution, environmental body or any other such person or body whatsoever in any jurisdiction;

“Restricted Jurisdiction” means Canada, Australia, Japan or any other jurisdiction where local law or regulations may restrict the release, publication or distribution of information concerning the Offer or result in a significant risk of civil, regulatory or criminal exposure or prosecution if information concerning the Offer is sent or made available to Heritage Shareholders in that jurisdiction;

“Shares” or “Heritage Shares” includes:

(a)	the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Heritage; and

(b)	any further shares of 10 pence each in the capital of Heritage which are unconditionally allotted or issued and fully paid before the Offer closes or before such earlier date as Argo (subject to the City Code) may determine, not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances but excludes any shares held as treasury shares on such date as Argo may determine before the Offer closes (which may be a different date to the date referred to above); “UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“US” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia; and

“US business day” means any day excluding any Saturday, Sunday or U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time and be determined in accordance with Rule 14d-1(g) under the Exchange Act.

All references to legislation in the Announcement are to the legislation of England unless the contrary is indicated. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

For the purposes of the Announcement, “subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given to them by the Companies Act 2006 (but for this purpose ignoring paragraph 19(1)(b) of The Large and Medium-Sized Companies and Groups (Accounts and Reports) Regulations) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in that Act) of any undertaking. References to “£”, “sterling”, “p” and “pence” are to the lawful currency of the United Kingdom and references to “$”, dollar”, “c” and “cents” are to the lawful currency of the United States of America.

All times referred to are London times unless otherwise stated.

Amounts shown in both sterling and dollars have been translated for convenience at a rate of $2 equals £1.